UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     July 5, 2005

ZENITH NATIONAL INSURANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-9627	95-2702776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Califa Street, Woodland Hills, CA		91367 5021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (818) 713-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 5, 2005, we received a determination from the U.S. Treasury Department (“Treasury”) that our deductible under the Terrorism Risk Insurance Act of 2002 (the “Act”), which is intended to provide insurers reinsurance protection for losses arising out of certain terrorist acts, is $155.2 million.  Prior to the determination, our deductible would have been approximately $351.1 million.  An explanation of the reinsurance protection that may be afforded us by the Act and of the determination by Treasury follows.

Under our workers’ compensation policies, we are required to provide workers’ compensation benefits for losses arising from acts of terrorism.

In November 2002, the Act became effective for the period from November 26, 2002 until December 31, 2005.  It is unclear at this time whether or not the Act or a modified version of it will be extended beyond December 31, 2005.  The Act may provide us with reinsurance protection for losses arising out of terrorist acts under certain circumstances and subject to certain limitations.  The Treasury Secretary must certify an act for it to constitute an act of terrorism.  The definition of terrorism excludes domestic acts of terrorism or acts of terrorism committed in the course of a war declared by U.S. Congress.  Losses arising from an act of terrorism must exceed $5.0 million to qualify for reimbursement.  If an event is certified, the U.S. Federal Government will reimburse losses not to exceed $100.0 billion in any year.  Each insurance company is responsible for a deductible based on a percentage of its direct earned premiums in the previous calendar year.  For losses in excess of the deductible, the U.S. Federal Government will reimburse 90% of the insurer’s loss, up to the insurer’s proportionate share of the $100.0 billion.

The Act contemplates that affiliated insurers will be treated collectively as one entity by Treasury for purposes of calculating direct earned premiums and, therefore, an insurer’s deductible.  Prior to July 2004, companies controlled by Fairfax Financial Holdings Limited (“Fairfax”) owned approximately 41% of our outstanding common stock. The 41% did not include shares issuable upon conversion of our 5.75% Convertible Senior Notes due 2023 (the “Convertible Notes”) held by affiliates of Fairfax. Because of Fairfax’s ownership, we were required (based on an earlier Treasury determination) to combine the U.S. direct earned premiums of the insurers controlled by Fairfax (the “Fairfax direct earned premiums”) with our direct earned premiums to calculate our deductible under the Act.  Including the Fairfax direct earned premiums with ours, our deductible for 2005 would have been approximately $351.1 million.  However, as a result of the sale of 3.1 million shares of our common stock by subsidiaries of Fairfax in July 2004, Fairfax’s percentage ownership of our outstanding common stock (not including shares issuable upon conversion of the Convertible Notes held by affiliates of Fairfax) declined to 24%.  We then sought another determination from Treasury whether the Fairfax direct earned premiums would continue to be required to be combined with our direct earned premiums in calculating our deductible under the Act.  After we requested the determination, Fairfax’s percentage ownership of our outstanding common stock (not including shares issuable upon conversion of the Convertible Notes held by affiliates of Fairfax) declined further due to our issuance of additional shares of common stock, and, as of June 28, 2005, it was approximately 20.6%.  On July 5, 2005, Treasury determined that the Fairfax direct earned premiums are no longer required to be combined with our direct earned premiums, and accordingly, our deductible in 2005 is $155.2 million.

In our workers’ compensation business, we monitor the geographical concentrations of insured employees to help mitigate the risk of loss from terrorist acts. Also, small businesses constitute a large proportion of our policies, and we avoid risks in high profile locations. For 2005 we have purchased reinsurance for acts of terrorism.  The limit for domestic acts of terrorism is $150.0 million, in excess of a $1.0 million retention; and, the limit for foreign acts of terrorism is $75.0 million, in excess of a $1.0 million retention.  Both of these coverages exclude nuclear, biological and chemical attacks for losses in excess of $10.0 million.

In our reinsurance business, any terrorism exposure we have assumed is subject to our underwriting guidelines not to write business that could expose us to losses from a single event of greater than about $25 million after deducting applicable premium income and after tax.

Notwithstanding the protection provided by the reinsurance we have purchased and any protection provided by the Act, the risk of severe losses to us from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection.  The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act.  Any such impact on us could have a material adverse affect on our business and financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENITH NATIONAL INSURANCE CORP.

Dated: July 7, 2005	By:	/s/ William J. Owen
		Name:	William J. Owen
		Title:	Senior Vice President and Chief Financial Officer